Exhibit 99.01

Large Scale Biology Corporation (LSBC) Reports

Third Quarter 2003 Operating Results

VACAVILLE, CALIFORNIA, October 22, 2003 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the third quarter of 2003.

LSBC’s net loss on a GAAP basis was $4.3 million or $0.17 per share for the third quarter of 2003, versus $6.8 million or $0.27 per share for the third quarter of 2002. Sequentially, these third quarter 2003 GAAP results compare to the second quarter of 2003 GAAP net loss of $6.2 million or $0.24 per share, and the second quarter of 2003 pro forma net loss of $5.1 million or $0.20 per share. Pro forma total net loss for the second quarter of 2003 excludes a charge of $1.1 million for severance benefits related to the Company’s reorganization.

Revenues for the third quarter of 2003 were $1.2 million, an increase of $0.5 million over the same period last year, and an increase of $0.3 million over the second quarter of 2003. The increase in revenues over the second quarter reflects the recognition of non-recurring deferred revenues.

Total operating costs and expenses on a GAAP basis were $5.5 million for the third quarter of 2003, a decrease of $2.1 million or 28% from $7.6 million in the third quarter of 2002. On a sequential basis, GAAP total operating costs and expenses for the third quarter of 2003 decreased $1.6 million or 23% from the second quarter of 2003 GAAP total operating costs and expenses of $7.2 million, and decreased $0.5 million or 9% from the second quarter of 2003 pro forma total operating costs and expenses of $6.1 million. Pro forma total operating costs and expenses for the second quarter of 2003 excludes a charge of $1.1 million for severance benefits related to the Company’s reorganization.

Large Scale Biology Corporation ended the quarter with approximately $11.3 million in cash, cash equivalents and marketable securities.

“Our product negotiations continue on three partnering opportunities,” said LSBC President and CEO Kevin J. Ryan. “Key recent grants from federal agencies support the value proposition and applicability of our core technologies. Commercial product negotiations in three separate areas continue at a favorable pace.”

Third quarter 2003 highlights included:

•	Awarded funding for a research and development program with the US Army Medical Research Institute of Infectious Diseases to apply LSBC’s proprietary GRAMMR™ DNA shuffling technologies for the improvement of biowarfare therapy candidate products.

•	Appointed New Media Japan, Inc. of Tokyo as the Company’s representative to promote biopharmaceutical product partnering in Asia.

•	Announced successful field production and biomanufacturing of recombinant Aprotinin to be introduced into the research market during 2004.

•	Entered into a collaborative agreement with Growers Research Group, LLC to research and develop a non-genetically modified organism product to control plant pests.

•	Awarded Biomarker Research Grant by the National Institute of Alcohol Abuse and Alcoholism (NIAAA) for research leading to the discovery of biomarkers for alcohol-related diseases.

•	Awarded HIV Vaccine Research Grant by the National Institute of Allergy and Infectious Diseases (NIAID) to investigate the potential of LSBC’s proprietary plant viral vector technology for producing preventive and therapeutic HIV-1 peptide vaccines.

LSBC will also host a conference call on October 22, 2003 at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Robert L. Erwin, Chairman of the Board; Kevin J. Ryan, President and Chief Executive Officer; and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 2999684. A replay of the call will be available until 8:59 p.m. (Pacific), October 25, 2003, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 2999684. The call will also be webcast live over the internet by CCBN. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC website through October 25, 2003.

About Large Scale Biology Corporation

Large Scale Biology uses its biomanufacturing, functional genomics and proteomics technologies to develop and manufacture drugs and vaccines for effective treatment of disease. Corporate offices, the Genomics Division and Biopharmaceutical Development laboratories are headquartered in Vacaville, California; the Company’s Proteomics Division is located in Germantown, Maryland; and the Company’s commercial-scale Biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

In this release, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBC™ is a trademark of Large Scale Biology Corporation.

Large Scale Biology Corporation

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
Revenues	$1,192	$710	$2,949	$1,625

Costs and expenses:
Development agreements	1,265	579	3,445	867
Research and development	2,755	4,525	8,761	16,758
General and administrative	1,511	2,370	7,292	9,983
Amortization of purchased intangibles	—	156	52	468
Impairment of property	—	—	1,698	—

Total costs and expenses	5,531	7,630	21,248	28,076

Loss from operations	(4,339)	(6,920)	(18,299)	(26,451)
Interest income, net	33	156	151	587

Net loss	$(4,306)	$(6,764)	$(18,148)	$(25,864)

Net loss per share - basic and diluted	$(0.17)	$(0.27)	$(.71)	$(1.04)

Weighted average shares outstanding - basic and diluted	25,790	24,993	25,539	24,962

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	Sept 30, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$11,295	$23,078
Other current assets	1,186	1,529

Total current assets	12,481	24,607
Property, plant, and equipment, net	11,116	14,865
Intangible and other assets, net	3,878	5,269

	$27,475	$44,741

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,459	$1,527
Current portion of long-term debt	151	145
Deferred revenue and customer advances	124	245

Total current liabilities	1,734	1,917
Accrued stock compensation	275	—
Long-term debt	122	165

Total liabilities	2,131	2,082
Stockholders’ equity	25,344	42,659

	$27,475	$44,741